Exhibit 10.4

Execution Version

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of June 1, 2015, is made between Hawaii Independent Energy, LLC, a Hawaii limited liability company (the “Company”), and J. Aron & Company, a New York general partnership (“Aron”).

Reference is made to (i) the Supply and Offtake Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “S&O Agreement”) between Aron and the Company pursuant to which Aron has agreed to deliver Crude Oil to and purchase all Products from the Company upon and subject to the terms of the S&O Agreement and (ii) the ISDA Master Agreement dated as of June 1, 2015 (as amended, modified, renewed or extended from time to time, the “Master Agreement”) between Aron and the Company, including all schedules, annexes and exhibits thereto and all confirmations from time to time issued thereunder and subject thereto, pursuant to which Aron and the Company may from time to time enter into one or more transactions thereunder. It is a condition precedent to Aron’s obligations under the S&O Agreement and the Master Agreement that the Company enter into this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1	Definitions; Interpretation.

(a) Terms Defined in S&O Agreement. Subject to Section 1(c), all capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means any and all of the Company’s accounts, as such term is defined in Section 9-102 of the UCC.

“Attributable Indebtedness” means, on any date, (i) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Books” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for the Company in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (i) ledgers; (ii) records indicating, summarizing, or evidencing the Company’s assets (including Inventory and Rights to Payment), business operations or financial condition; (iii) computer programs and software; (iv) computer discs, tapes, files, manuals, spreadsheets; (v) computer printouts and output of whatever kind; (vi) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (vii) any and all other rights now or hereafter arising out of any contract or agreement between the Company and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of the Company’s books or records or with credit reporting, including with regard to the Company’s Accounts.

“Chattel Paper” means any and all of the Company’s chattel paper, as such term is defined in Section 9-102 of the UCC, including all Electronic Chattel Paper.

“Collateral” has the meaning set forth in Section 2(a).

“Commercial Tort Claims” means any and all of the Company’s commercial tort claims, as such term is defined in Section 9-102 of the UCC, including any described in Schedule 1.

“Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing Aron’s control with respect to any Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 8 or Sections 9-104, 9-106 and 9-107 of the UCC.

“Crack Spread Hedge” means a cash-settled commodity transaction entered into between Company and any Person (including an option, swap, floor, cap, collar, forward sale or forward purchase) which is provided for the purpose of managing the Company’s risk with respect to the spread created by the purchase by a party of Crude Oil for delivery in the future and the sale by such party of gasoline, diesel, jet fuel and/or heating oil under contract for future delivery (regardless of whether such transaction is effected by means of one or more futures contracts or over-the-counter hedging agreements); provided that a Crack Spread Hedge may be based on a single agreement or trade or on a combination of agreements or trades that are intended to collectively constitute a Crack Spread Hedge.

“Crack Spreads” means the spread created by the purchase of Crude Oil for delivery in the future and the sale of gasoline, diesel, jet fuel and/or heating oil under contract for future delivery.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that with the giving of notice or the passing of time or both would be an Event of Default.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the UCC, maintained by or for the benefit of the Company, whether or not restricted or designated for a particular purpose; provided, however, the term “Deposit Account” shall exclude the Excluded Accounts.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated herewith.

“Documents” means any of the Company’s documents, as such term is defined in Section 9-102 of the UCC.

“EBITDA” shall mean, for any period, Net Income for such period (without giving effect to (x) any non-cash income and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Company and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Company and its Subsidiaries (including state income taxes) determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Company and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period ended on or before December 31, 2015, the amount of all fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated therein or thereby, and (v) the amount of all other non-cash charges of the Company and its Subsidiaries determined on a consolidated basis for such period, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Company or any of its Subsidiaries for such period on account of any non-cash charges added back to EBITDA pursuant to preceding sub clause (A)(v) in a previous period.

“Electronic Chattel Paper” means any and all of the Company’s electronic chattel paper, as such term is defined in Section 9-102 of the UCC.

“Equipment” means any and all of the Company’s equipment, including any and all fixtures, as such terms are defined in Section 9-102 of the UCC.

“Equity Interests” has the meaning specified in the S&O Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Default” means any (i) “Event of Default” under the S&O Agreement, (ii) “Event of Default” with respect to the Company under the Master Agreement or (iii) “Additional Termination Event” under the Master Agreement as to which the Company is the sole “Affected Party” as defined therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Company’s employees (including, without limitation, pension fund accounts and 401(k) accounts), and (ii) any Deposit Account exclusively used for the posting of cash collateral to support obligations arising under cash-collateralized letters of credit or exposure from Hedging Agreements permitted under this Agreement and the S&O Agreement.

“Excluded Assets” means (i) any property (other than equipment or inventory), including any contract, lease, permit, license, license agreement, other agreement or instrument to which the Company is a party or any of its rights or interests thereunder, solely to the extent that the grant of a security interest in such property (A) is prohibited by Applicable Law, (B) requires a consent of any Governmental Authority pursuant to Applicable Law that has not been obtained, or (C) is prohibited by, or constitutes a breach or default under, or results in the termination of or requires any consent not obtained under, any such contract, lease, permit, license, license agreement, other agreement or instrument, or Applicable Law with respect thereto, evidencing, governing, or giving rise to such property, (ii) any “intent-to-use” application for trademark or service mark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, and (iii) Excluded Accounts; provided, however, provided that (x) with respect to any property that constitutes Excluded Assets solely by operation of clause (i) of this sentence, the Collateral shall include and such security interest shall automatically attach to such property immediately at such time as such prohibition, breach, default, termination (or right of termination) would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law, and (y) any such property shall cease to constitute Excluded Assets at such time as the condition causing such prohibition, breach, default, termination (or right of termination) no longer exists and, in each case, to the extent severable, the security interest therein shall attach immediately to any portion of such property that would not result in the above specified consequences and are not subject to such prohibitions specified in this proviso.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means any and all of the Company’s general intangibles, as such term is defined in Section 9-102 of the UCC.

“Goods” means any and all of the Company’s goods, as such term is defined in Section 9-102 of the UCC.

“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hedging Agreement” means any Swap Contract relating to Crude Oil, Products, other feedstocks, other refined petroleum products or other hydrocarbons (including without limitation any such agreement relating to Crack Spreads, time spreads and grade differentials), entered into by a Person in the ordinary course of business and for non-speculative purposes, that hedges or mitigates risks to which such Person or any of its Subsidiaries has actual exposure.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii) net obligations of such Person under any Swap Contract;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) capital leases and Synthetic Lease Obligations;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any obligation in respect of any capital lease or Synthetic Lease Obligation, as applicable, as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under Debtor Relief Laws.

“Instruments” means any and all of the Company’s instruments, as such term is defined in Section 9-102 of the UCC.

“Intellectual Property Collateral” means the following properties and assets owned or held by the Company or in which the Company otherwise has any interest, now existing or hereafter acquired or arising:

(i) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such patents, patent applications and patent licenses as are described in Schedule 2), all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(ii) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship (including the copyrights and copyright applications described in Schedule 2), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(iii) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such marks, trade names, applications and licenses as described in Schedule 2), whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(iv) all trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations, mask-work applications, software, confidential and proprietary information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, algorithms, formulae, databases, quality control procedures, product, service and technical specifications, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates, catalogs, internet websites, and internet domain names and associated URL addresses;

(v) the entire goodwill of or associated with the businesses now or hereafter conducted by the Company connected with and symbolized by any of the aforementioned properties and assets; and

(vi) all accounts, all other proprietary rights, all other intellectual or other similar property and all other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

“Intellectual Property Security Agreement” means each Patent and Trademark Security Agreement, each Copyright Security Agreement or any amendment thereto, in form and substance satisfactory to Aron, supplementary to this Agreement and prepared for purposes of recordation with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable.

“Inventory” means any of the Company’s inventory, as such term is defined in Section 9-102 of the UCC.

“Investment Property” means any of the Company’s investment property, as such term is defined in Section 9-102 of the UCC.

“Letter-of-Credit Rights” means any and all of the Company’s letter-of-credit rights, as such term is defined in Section 9-102 of the UCC.

“Lien” means any security interest, lien, encumbrance, charge or other claim of any nature.

“Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period calculated in accordance with GAAP (which, without limiting the generality of the foregoing, shall reflect as an expense the full amount of federal and state income taxes that the Company and its Subsidiaries would have owed as a standalone corporate group with the Company as the ultimate parent reporting entity of such group).

“Par Petroleum” means Par Petroleum Corporation, a Delaware corporation.

“Partnership and LLC Collateral” means all of the issued and outstanding Equity Interests consisting of any and all limited, limited liability and general partnership interests and limited liability company interests of any of the Company’s direct or indirect Subsidiaries of any type or nature now or hereafter owned by the Company, including any such interests specified in Schedule 3.

“Permitted Encumbrance” means, with respect to any real property that is subject to a Mortgage pursuant to the terms of the S&O Agreement, such exceptions to title as are set forth in the mortgagee title policy delivered with respect thereto, all of which exceptions must be acceptable to Aron in its reasonable discretion.

“Permitted Letters of Credit” has the meaning specified in Section 5(b)(ii)(M).

“Permitted Liens” means:

(a) Liens pursuant to any Transaction Document or the Master Agreement;

(b) Liens existing on the date hereof securing Indebtedness listed on Schedule 4 and any permitted renewals or extensions thereof; provided that (1) the property covered thereby is not changed, (2) the amount of Indebtedness secured or benefited thereby is not increased except as contemplated by Section 5(b)(ii)(B), (3) the direct or any contingent obligor with respect thereto is not changed, and (4) any renewal or extension of the obligation secured or benefitted thereby is permitted by Section 5(b)(ii)(B);

(c) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens in respect of property or assets of the Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, and (1) which do not in the aggregate materially detract from the value of the Company’s property or assets or materially impair the use thereof in the operation of the business of the Company or (2) are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Liens upon assets of the Company subject to capital leases and leases giving rise to Synthetic Lease Obligations to the extent such capital leases and leases giving rise to Synthetic Lease Obligations are permitted by Section 5(b)(ii)(E); provided that (1) such Liens only serve to secure the payment of Indebtedness arising under such capital lease obligation or leases giving rise to Synthetic Lease Obligations and (2) the Lien encumbering the asset giving rise to the such capital lease obligation or leases giving rise to Synthetic Lease Obligations does not encumber other assets of the Company;

(f) Liens upon equipment or machinery acquired after Effective Date and used in the ordinary course of business of the Company or any of its Subsidiaries to secure Indebtedness permitted by Section 5(b)(ii)(F) and Section 5(b)(ii)(G); provided, that in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Company;

(g) Liens arising out of the existence of judgments or awards in an aggregate amount not to exceed $5,000,000 in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(h) statutory and common law landlords’ Liens under leases to which the Company is a party;

(i) Liens or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(j) Liens on cash collateral or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k) easements, rights-of-way, restrictions and other similar encumbrances affecting real property, including minor title deficiencies, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(l) Permitted Encumbrances;

(m) Liens incurred in the ordinary course of business in connection with (1) the shipping of goods or assets, which Liens are in favor of the shipper of such goods or assets with respect amounts due to such shipper for the carriage of such goods or assets and only attach to such goods or assets or (2) the purchase of goods or assets, which Liens arise by operation of law in favor of the seller of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(p) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 5(b)(ii)(L); and

(q) Liens on cash collateral posted solely to secure the Company’s reimbursement obligations under Permitted Letters of Credit.

“Pledge Supplement” has the meaning set forth in Section 3(i).

“Pledged Collateral” means any and all (i) Pledged Shares; (ii) Partnership and LLC Collateral; (iii) additional Equity Interests of the direct or indirect Subsidiaries of the Company, whether certificated or uncertificated; (iv) other Investment Property of the Company; (v) Instruments; (vi) securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (vii) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (viii) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (ix) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, the Company.

“Pledged Collateral Agreements” has the meaning specified in Section 5(a)(xv).

“Pledged Shares” means all of the issued and outstanding Equity Interests, whether certificated or uncertificated, of any of the Company’s direct or indirect Subsidiaries which is a corporation now or hereafter owned by the Company, including each Subsidiary identified in Schedule 3 (as amended or supplemented from time to time).

“Proceeds” means all proceeds, as such term is defined in Section 9-102 of the UCC.

“Proceeds Account” has the meaning set forth in Section 10(c).

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Rights to Payment” means any and all of the Company’s Accounts and any and all of the Company’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations” means all obligations of the Company to Aron under or in connection with the S&O Agreement, the other Transaction Documents and the Master Agreement, including all fees due from the Company thereunder and all other amounts payable by the Company to Aron thereunder or in connection therewith, and, in each case, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against the Company of any Insolvency Proceeding naming such Person as the debtor in such proceeding.

“Specified Hedging Agreement” means a Hedging Agreement that is a Crack Spread Hedge, a time spread hedge or a grade or basis differential hedge.

“Supporting Obligations” means all supporting obligations, as such term is defined in Section 9-102 of the UCC.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Aron or any Affiliate of Aron).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distribution Amount” means, with respect to any fiscal year of the Company, an amount equal to the lesser of (i) the US federal and state income tax (if any) for such fiscal year owing by the Person that is treated, for US federal income tax purposes, as the owner of the Company (which is treated as a disregarded entity for US federal income tax purposes), after giving effect to all other items of income, credit or deduction otherwise relevant to such Person for such tax year, including any tax attribute carryforwards; and (ii) US federal and state income tax (if any) for such fiscal year calculated at the highest relevant marginal tax rate for the Person that is treated, for US federal income tax purposes, as the owner of the Company (which is treated as a disregarded entity for US federal income tax purposes) in respect of income for such fiscal year solely attributable to the Company, after giving effect to all tax attribute carryforwards of the Company on a hypothetical stand-alone basis.

“Transaction Documents” has the meaning specified in the S&O Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

(c) Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC; provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern.

(d) Interpretation. The rules of interpretation set forth in Section 1.2 of the S&O Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

SECTION 2	Security Interest.

(a) Grant of Security Interest. As security for the payment and performance of the Secured Obligations, the Company hereby grants to Aron a security interest in all of the Company’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all Deposit Accounts; (v) all Documents; (vi) all Equipment; (vii) all General Intangibles; (viii) all Instruments; (ix) all Inventory, including, but not limited to Crude Oil and Products; (x) all Investment Property; (xi) all Letter-of-Credit Rights; (xii) all other Goods; (xiii) all Intellectual Property Collateral; (xiv) all Pledged Collateral; and (xv) all money, all products and Proceeds of any and all of the foregoing, and all Supporting Obligations of any and all of the foregoing; provided, however, that notwithstanding any other provision set forth in this Section 3, this Agreement shall not at any time constitute a grant of a security interest in any property that is, at such time, an Excluded Asset, and the term “Collateral” and each of the defined terms incorporated therein shall exclude the Excluded Assets.

(b) Company Remains Liable. Anything herein to the contrary notwithstanding, (i) the Company shall remain liable under any contracts, agreements and other documents included in the Collateral (including any Pledged Collateral Agreements), to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Aron of any of the rights granted to Aron hereunder or under any other Transaction Document shall not release the Company from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (iii) Aron shall not have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall Aron be obligated to perform any of the obligations or duties of the Company thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

(c) Continuing Security Interest. The Company agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 23.

SECTION 3	Perfection and Priority.

(a) Financing Statements, Etc. The Company hereby authorizes Aron to file at any time and from time to time any financing statements describing the Collateral, and the Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, Intellectual Property Security Agreements, assignments, fixture filings, affidavits, reports, notices and all other documents and instruments, in form satisfactory to Aron, as Aron may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of Aron’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Company (i) ratifies and authorizes the filing by Aron of any financing statements filed with respect to the Collateral prior to the date hereof and (ii) shall from time to time take the actions specified in subsections (b) through (j) below.

(b) Delivery of Pledged Collateral. The Company hereby agrees to deliver to or for the account of Aron, at the address and to the Person to be designated by Aron, the certificates, instruments and other writings representing any Pledged Collateral, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in form satisfactory to Aron. If the Company shall become entitled to receive or shall receive any Pledged Collateral after the date hereof, the Company shall accept the foregoing as the agent for Aron, shall hold it in trust for Aron, shall segregate it from other property or funds of the Company, and shall promptly deliver the same and all certificates, instruments and other writings representing such Pledged Collateral forthwith to or for the account of Aron, at the address and to the Person to be designated by Aron, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank in form satisfactory to Aron.

(c) Instrument Collateral. Anything to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, (i) the Company may retain for collection in the ordinary course any Instruments received by the Company in the ordinary course of business, and Aron shall, promptly upon request of the Company, make appropriate arrangements for making any other Instruments pledged by the Company available to the payor of any such Instrument for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent required under Applicable Law to continue perfected Aron’s security interest hereunder in such Instruments, against trust receipt or like document), and (ii) the Company may retain any additional Pledged Collateral consisting of Instruments, as long as the aggregate amount of any such Instruments so retained by the Company shall not exceed $1,000,000.

(d) Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of Aron as provided in subsection 3(c), the Company shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by Aron to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to Aron pursuant to the UCC. To the extent practicable, the Company shall thereafter deliver the Pledged Collateral to or for the account of Aron as provided in subsection 3(c).

(e) Intellectual Property Collateral. (i) The Company shall execute and deliver to Aron, concurrently with the execution of this Agreement, such Intellectual Property Security Agreements as Aron may reasonably request, and Aron shall record such Intellectual Property Security Agreements with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and the Company shall take such other action as may be necessary, or as Aron may reasonably request, to perfect Aron’s security interest in such Intellectual Property Collateral. (ii) Promptly following the creation or other acquisition of any Intellectual Property Collateral by the Company after the Commencement Date which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, the Company shall modify this Agreement by amending Schedule 2 to include any Intellectual Property Collateral which becomes part of the Collateral and which was not included in Schedule 2 as of the Commencement Date and shall permit Aron to record such Intellectual Property Security Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and the Company shall take such other action as may be necessary, or as Aron may reasonably request, to perfect Aron’s security interest in such Intellectual Property Collateral.

(f) Documents, Etc. The Company shall deliver to Aron, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments, not already delivered hereunder pursuant to this Section 3; provided, however, that unless an Event of Default shall have occurred and be continuing, the Company shall not be required to deliver any Document, Chattel Paper, promissory note, trade acceptance or other instrument, as long as the aggregate amount of any such Collateral so retained by the Company shall not exceed $1,000,000. Upon the request of Aron, the Company shall mark all Documents and Chattel Paper with such legends as Aron shall reasonably specify.

(g) Bailees. Any Person (other than Aron) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, Aron. At any time and from time to time, Aron may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, Aron, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, the Company will join with Aron in notifying any Person who has possession of any Collateral of Aron’s security interest therein and obtaining an acknowledgment from such Person that it is holding the Collateral for the benefit of Aron.

(h) Control. The Company will cooperate with Aron in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of Control Agreements, as Aron may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of Aron’s security interest in such Collateral.

(i) Additional Subsidiaries. In the event that the Company acquires rights in any Subsidiary after the date hereof, it shall deliver to Aron a completed pledge supplement, substantially in the form of Exhibit A (the “Pledge Supplement”), together with all schedules thereto, reflecting the Equity Interests in respect of such new Subsidiary. Notwithstanding the foregoing, it is understood and agreed that the security interest of Aron shall attach to the Pledged Collateral related to such Subsidiary immediately upon the Company’s acquisition of rights therein and shall not be affected by the failure of the Company to deliver a Pledge Supplement.

(j) Purchase Money Security Interests. To the extent the Company uses the proceeds of any of the Secured Obligations to purchase Collateral, subject to the requirements of the S&O Agreement, the Company’s repayment of the Secured Obligations shall apply on a “first-in, first-out” basis so that the portion of the Secured Obligations used to purchase a particular item of Collateral shall be paid in the chronological order in which the Company purchased the Collateral.

SECTION 4 Representations and Warranties. So long as any of the Secured Obligations (other than contingent indemnification obligations) remain unsatisfied, the Company represents and warrants to Aron that:

(a) Location of Chief Executive Office and Collateral. The Company’s chief executive office and principal place of business (as of the Commencement Date) is located at the address set forth in Schedule 1, and all other locations (as of the Commencement Date) where the Company conducts business or Collateral is kept are set forth in Schedule 1.

(b) Locations of Books. All locations where Books pertaining to the Rights to Payment are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for the Company, are set forth in Schedule 1.

(c) Jurisdiction of Organization and Names. The Company’s jurisdiction of organization is set forth in Schedule 1; and the Company’s exact legal name is as set forth in the first paragraph of this Agreement. All trade names and trade styles under which the Company presently conducts its business operations are set forth in Schedule 1, and, except as set forth in Schedule 1, the Company has not, at any time in the past: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

(d) Collateral. The Company has rights in or the power to transfer the Collateral, and the Company is the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Company acquires rights in such Collateral, will be the sole and complete owner thereof), free from any Lien other than Permitted Liens.

(e) Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which the Company now has rights and will create a security interest which is enforceable against the Collateral in which the Company hereafter acquires rights at the time the Company acquires any such rights; and (ii) Aron has a perfected and first priority security interest in the Collateral, in which the Company now has rights, and will have a perfected and first priority security interest in the Collateral in which the Company hereafter acquires rights at the time the Company acquires any such rights, in each case, subject to Permitted Liens and securing the payment and performance of the Secured Obligations.

(f) Other Financing Statements. Other than (i) financing statements disclosed to Aron and (ii) financing statements in favor of Aron, no effective financing statement naming the Company as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

(g) Rights to Payment.

(i) The Rights to Payment represent valid, binding and enforceable obligations of the account debtors or other Persons obligated thereon, representing, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

(ii) the Company has not assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the other Transaction Documents; and

(iii) all Rights to Payment comply in all material respects with Applicable Law concerning form, content and manner of preparation and execution.

(h) Inventory. No Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to the Company, nor has any Inventory been consigned to the Company or consigned by the Company to any Person or is held by the Company for any Person under any “bill and hold” or other arrangement, except as set forth in Schedule 1.

(i) Intellectual Property.

(i) Except as set forth in Schedule 2, the Company does not (directly or through any Subsidiary) own, possess or use under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name;

(ii) all of the Company’s patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

(iii) all maintenance fees required to be paid by the Company on account of any of its material patents have been timely paid for maintaining such patents in force, and, to the best of the Company’s knowledge, each of such patent is valid and enforceable and the Company has notified Aron in writing of all prior art (including public uses and sales) of which it is aware;

(iv) to the best of the Company’s knowledge after due inquiry, no material infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person;

(v) the Company is the sole and exclusive owner of the Intellectual Property Collateral and the past, present and contemplated future use of such Intellectual Property Collateral by the Company has not, does not and will not infringe or violate any material right, privilege or license agreement of or with any other Person; and

(vi) the Company owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other Intellectual Property Collateral necessary to continue to conduct its business as heretofore conducted.

(j) Leased Equipment. None of the Equipment is leased from or to any Person, except as set forth at Schedule 1 or as otherwise disclosed to Aron.

(k) Deposit Accounts. The names and addresses of all financial institutions at which the Company maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

(l) Instrument Collateral. (i) The Company has not previously assigned any interest in any Instruments (other than such interests as will be released on or before the date hereof), (ii) no Person other than the Company owns an interest in the Instruments (whether as joint holders, participants or otherwise), and (iii) no material default exists under or in respect of the Instruments of the Company.

(m) Pledged Shares, Partnership and LLC Collateral and other Pledged Collateral. (i) All of the Pledged Shares and Partnership and LLC Collateral of the Company have been, and upon issuance any additional Pledged Collateral consisting of Pledged Shares or Partnership and LLC

Collateral of the Company, will be, duly and validly issued, and are and will be fully paid and non-assessable, as applicable, subject in the case of Partnership and LLC Collateral to future assessments required under Applicable Law and any applicable partnership or operating agreement, (ii) the Company is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (iii) there are no restrictions on the transferability of the Pledged Collateral or such additional Pledged Collateral to Aron or with respect to the foreclosure, transfer or disposition thereof by Aron, except as provided under applicable securities or “Blue Sky” laws, (iv) the Pledged Shares and Partnership and LLC Collateral of the Company constitute 100% of the issued and outstanding shares of capital stock of all directly and indirectly owned Subsidiaries of the Company, and, except as set forth on Schedule 3, no securities convertible into or exchangeable for any shares of capital stock of any such Subsidiary, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock of any such Subsidiary, are issued and outstanding, (v) any and all Pledge Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Shares pledged by the Company, and any and all other Pledge Collateral Agreements relating to the Partnership and LLC Collateral of the Company, have been disclosed in writing to Aron, and (vi) as to each such Pledge Collateral Agreement relating to the Partnership and LLC Collateral of the Company, (A) such agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof, has not been amended or modified, and is in full force and effect in accordance with its terms, (B) to the best knowledge of the Company, there exists no material violation or material default under any such agreement by the Company or the other parties thereto, and (C) the Company has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such agreement.

(n) Other Investment Property; Instruments; and Chattel Paper. All securities accounts of the Company and other Investment Property of the Company are set forth in Schedule 1, and all Instruments and Chattel Paper held by the Company are also set forth in Schedule 1.

(o) Control Agreements. No Control Agreements exist with respect to any Collateral other than any Control Agreements in favor of Aron.

(p) Letter-of-Credit Rights. The Company does not have any Letter-of-Credit Rights except as set forth in Schedule 1.

(q) Commercial Tort Claims. The Company does not have any Commercial Tort Claims except as set forth in Schedule 1.

(r) Real Property Leases. Except as set forth on Schedule 1, the Company is not and will not become a lessee under any real property lease or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any rights in any of the Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair the Company’s right to remove any Collateral from the premises at which such Collateral is situated, except for the usual and customary restrictions contained in such leases of real property.

(s) Insurance. Aron is named as loss payee or additional insured, as appropriate, on each insurance policy identified on Schedule 1.

SECTION 5 Covenants. So long as any of the Secured Obligations (other than contingent indemnification obligations) remain unsatisfied, the Company agrees that:

(a) General Covenants.

(i) Defense of Collateral. The Company will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or Aron’s right or interest in, the Collateral.

(ii) Preservation of Collateral. The Company will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

(iii) Compliance with Laws, Etc. The Company will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

(iv) Location of Books and Chief Executive Office. The Company will: (A) keep all Books pertaining to the Rights to Payment at the locations set forth in Schedule 1; and (B) give at least 30 days’ prior written notice to Aron of (1) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for the Company or (2) any changes in the location of the Company’s chief executive office or principal place of business.

(v) Location of Collateral. The Company will: (A) keep the Collateral at the locations set forth in Schedule 1, or at such other locations as may be disclosed in writing to Aron pursuant to clause (B) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of the Company’s business, other dispositions permitted by Section 5(b)(i), as otherwise permitted under the S&O Agreement and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon at least 30 days’ prior written notice of any removal to Aron; and (B) give Aron at least 30 days’ prior written notice of any change in the locations set forth in Schedule 1.

(vi) Change in Name, Identity or Structure. The Company will give at least 30 days’ prior written notice to Aron of (A) any change in its name, (B) any change in its jurisdiction of organization, (C) any change in its registration as an organization (or any new such registration); and (D) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or seriously misleading; provided that the Company shall not change its jurisdiction of organization to a jurisdiction outside of the United States.

(vii) Maintenance of Records. The Company will keep separate, accurate and complete Books with respect to the Collateral, disclosing Aron’s security interest hereunder.

(viii) Leased Premises; Collateral Held by Warehouseman, Bailee, Etc.

(A) The Company will use commercially reasonable efforts to obtain from each Person from whom the Company leases any premises, and from each other Person at whose premises any Collateral is at any time present (including any bailee, warehouseman or similar Person), within 45 days of (1) the Commencement Date or (2) if later, the date the Company enters into a lease of or a contract to hold Collateral at any premises, any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements, as Aron may reasonably require, in form and substance satisfactory to Aron; provided that, with respect to any such Person that is an Affiliate of the Company, the Company will cause such Person to deliver to Aron a “bailee’s letter” in substantially the form attached as Exhibit B hereto no later than 45 days after the Commencement Date or, if later, the date such lease or contract is entered into. In the event that any such Person becomes an Affiliate of the Company after the Commencement Date, the Company will cause such Person to deliver such bailee’s letter no later than 45 days after the date such Person becomes an Affiliate of the Company.

(B) The Company will use commercially reasonable efforts to obtain from each Person (other than Aron) with whom the Company has entered into a catalyst lease, within 45 days of (1) the Commencement Date or (2) if later, the date the Company enters into such catalyst lease, such consent to collateral assignment or attornment agreement as Aron may reasonably require, in form and substance satisfactory to Aron; provided that, with respect to any such Person that is an Affiliate of the Company, the Company will cause such Person to deliver to Aron such consent to collateral assignment or attornment agreement no later than 45 days after (1) the Commencement Date or (2) if later, the date such lease is entered into. In the event that such Person becomes an Affiliate of the Company after the Commencement Date, the Company will cause such Person to deliver such consent to collateral assignment or attornment agreement no later than 15 days after the date such Person becomes an Affiliate of the Company.

(ix) Rights to Payment. The Company will:

(A) with such frequency as Aron may reasonably require but no more than once per fiscal quarter, or as may be required under the S&O Agreement, furnish to Aron full and complete reports, in form and substance satisfactory to Aron, with respect to the Accounts;

(B) if any Accounts arise from contracts with the United States or any department, agency or instrumentality thereof, promptly notify Aron thereof and execute any documents and instruments and take any other steps reasonably requested by Aron in order that all monies due and to become due thereunder shall be assigned to Aron and notice thereof be given to the Federal authorities sufficient for such security interest to be recognized under the Federal Assignment of Claims Act;

(C) (1) upon the reasonable request of Aron at any time, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (2) upon the occurrence and during the continuance of an Event of Default and upon the request of Aron, notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to Aron or to such other Person or location as Aron shall specify;

(D) take any and all actions, including actions requested by Aron, to ensure that all Accounts of the Company will be paid to a bank deposit account at a bank acceptable to Aron and with which Aron has entered into a Control Agreement in favor of Aron (the “Collection Account”) and pursuant to which Aron has a perfected security interest therein and, if any Person obligated on an Account pays directly to the Company, the Company shall promptly remit such sums to the Collection Account. Until deposited in the Collection Account, any such amounts to be remitted shall be held in trust for the benefit of Aron and shall be segregated from other funds of the Company. Upon the occurrence of an Event of Default, Aron shall have the right to notify the customers or obligors under any Accounts of the assignment of such Accounts to Aron and to direct such customers or obligors to make payment of all amounts due or to become due directly to Aron or to such other account designated by Aron; and

(E) without limiting the Company’s obligations under (D), upon the occurrence and during the continuance of any Event of Default and the exercise of remedies by Aron under any Transaction Document, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as Aron shall require.

(x) Instruments, Investment Property, Etc. Upon the request of Aron, the Company will (A) promptly deliver to Aron, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificated securities with respect to any Investment Property, all letters of credit, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments, (B) cause any securities intermediaries to show on their books that Aron is the entitlement holder with respect to any Investment Property, and/or obtain Control Agreements in favor of Aron from such securities intermediaries, in form and substance satisfactory to Aron, with respect to any Investment Property, as reasonably requested by Aron, and (C) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights, as Aron shall reasonably specify.

(xi) Deposit Accounts and Securities Accounts. The Company will give Aron prompt notice of the establishment of any new Deposit Account and of any new securities account established by the Company with respect to any Investment Property.

(xii) Inventory. The Company will not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to the Company other than in Included Locations (solely to the extent contemplated and permitted under the S&O Agreement) and those locations identified in Schedule 1, and will not dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, and will not acquire any Inventory from any Person on any such basis, without in each case giving Aron prior written notice thereof.

(xiii) Intellectual Property Collateral. The Company will:

(A) not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public, except as shall be reasonable and appropriate in accordance with prudent business practice;

(B) promptly give Aron notice of any rights the Company may obtain to any new patentable inventions, copyrightable works or other new Intellectual Property Collateral, prior to the filing of any application for registration thereof;

(C) without limiting the generality of this clause (C), not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the date hereof or thereafter acquired, arising, or developed) unless the Company provides Aron with written notice of its intent to register such copyrights not less than 10 days prior to the date of the proposed registration; and

(D) diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

(xiv) Notices, Reports and Information. The Company will (A) notify Aron of any other modifications of or additions to the information contained in Schedule 1 (including any acquisition or holding of an interest in any Chattel Paper, Commercial Tort Claims and Letter-of-Credit Rights); (B) notify Aron of any material claim made or asserted against the Collateral by any Person and of any change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or Aron’s Lien thereon; (C) furnish to Aron such listings, descriptions and schedules with respect to the Equipment and Inventory, and such other reports and other information in connection with the Collateral, as Aron may reasonably request, all in reasonable detail; and (D) upon the reasonable request of Aron make such demands and requests for information and reports as the Company is entitled to make in respect of the Collateral.

(xv) Shareholder Agreements and Other Agreements. (A) The Company shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder. (B) The Company shall take all actions necessary to cause each such Pledged Collateral Agreement relating to Partnership and LLC Collateral to provide specifically at all times that: (1) such Partnership and LLC Collateral shall be securities and shall be governed by Article 8 of the applicable UCC; (2) each certificate of membership or partnership representing such Partnership and LLC Collateral shall bear a legend to the effect that such membership interest or partnership interest is a security and is governed by Article 8 of the applicable UCC; and (3) no consent of any member, manager, partner or other Person shall be a condition to the admission as a member or partner of any transferee (including Aron) that acquires ownership of such Partnership and LLC Collateral as a result of the exercise by Aron of any remedy hereunder or under Applicable Law. (C) The Company shall not, without the prior consent of Aron, vote to enable or take any other action to amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially changes the rights of the Company with respect to any such Pledged Collateral in a manner adverse to Aron or that adversely affects the validity, perfection or priority of Aron’s security interest therein.

(xvi) Insurance. (A) The Company shall carry and maintain in full force and effect, at the expense of the Company all insurance coverages with financially sound and reputable insurance companies and comply with all agreements in respect thereof as required by Article 16 of the S&O Agreement.

(B) The Company shall take all actions, including actions requested by Aron, to ensure that all insurance proceeds payable to the Company will be paid to a bank deposit account at a bank acceptable to Aron and with which Aron has entered into a Control Agreement in favor of Aron (the “Insurance Proceeds Account”) and pursuant to which Aron has a perfected security interest therein and, if any insurance proceeds are paid directly to the Company, the Company shall promptly remit such sums to the Insurance Proceeds Account. Until deposited in the Insurance Proceeds Account, any such amounts to be remitted shall be held in trust for the benefit of Aron and shall be segregated from other funds of the Company.

(b) Specified Covenants.

(i) Liens. The Company will not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

(ii) Indebtedness. The Company will not create, incur, assume or suffer to exist any Indebtedness, except:

(A) Indebtedness under the Transaction Documents;

(B) Indebtedness outstanding on the date hereof and listed on Schedule 4 and any refinancings, refundings, renewals or extensions thereof; provided that (1) the aggregate principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (2) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Company or Aron than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(C) Guarantees of the Company in respect of Indebtedness otherwise permitted hereunder or under the S&O Agreement;

(D) obligations (contingent or otherwise) of the Company not secured by a Lien existing or arising under any Swap Contract, provided that (1) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; and (2) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(E) (i) capital leases and leases giving rise to Synthetic Lease Obligations (excluding the catalyst leases and leases giving rise to Synthetic Lease Obligations described in clause (ii) of this Section 5(b)(ii)(E)), relating to equipment or real estate used in the business of the Company; provided that at the time any such lease is entered into, the aggregate remaining Indebtedness under all such leases then in existence shall not exceed $10,000,000 and (ii) capital leases and leases giving rise to Synthetic Lease Obligations with respect to the catalyst and related metals necessary or useful in the operation of the Refinery;

(F) Indebtedness incurred to pay all or a portion of the purchase price of equipment or machinery used in the ordinary course of business of the Company, not to exceed $5,000,000 outstanding at any time;

(G) Indebtedness incurred to pay all or a portion of the purchase price of equipment or machinery installed or otherwise utilized or obtained in connection with any turnaround at the Refinery;

(H) Indebtedness of the Company under Section 5(b)(iv);

(I) unsecured Indebtedness arising under intercompany transactions with any Affiliate entered into in the ordinary course of the Company’s and such Affiliate’s business;

(J) Indebtedness arising from the endorsement of instruments or other payment items for deposit in the ordinary course of business or in respect of netting services, overdraft protection, and other like services in the ordinary course of business;

(K) Indebtedness of the Company with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds, guarantees and customs bonds permitted by this clause (K) shall not at any time exceed $5,000,000;

(L) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Company, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred;

(M) reimbursement obligations associated with letters of credit issued (i) solely for the purchase of crude oil, refined products, and other feedstock acquired by the Company in the ordinary course of business whether such reimbursement obligations are secured or unsecured, or (ii) for general business purposes in the ordinary course of business but, with respect to this clause (ii), not at any time exceeding $2,000,000 (collectively, letters of credit issued pursuant to clauses (i) or (ii), “Permitted Letters of Credit”);

(N) obligations arising under indemnities, guaranties, or contracts for the acquisition of services, supplies or goods, in the ordinary course of business; and

(O) unsecured Indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

(iii) Restricted Payments. The Company will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Company may make Restricted Payments in the form of cash distributions at any time:

(A) in an aggregate amount in each fiscal year (commencing January 1, 2016), of up to fifty percent (50%) of positive Net Income for the prior fiscal year; provided that at the time of any such Restricted Payment (i) the sum of the Company’s (x) cash or cash equivalents then on hand for the most recent month end plus (y) the daily average difference between the Current Deferred Payment Amount and the Deferred Payment Credit Support Amount calculated for the most recent month end plus (z) projected EBITDA and corresponding liquidity for the succeeding twelve months (commencing as of the first day of the month in which such Restricted Payment is made), is sufficient to pay, without duplication, the sum of all budgeted capital expenditures (excluding all capital expenditures relating to the Company’s compliance with the anticipated final binding settlement with the United States Environmental Protection Agency and the United States Department of Justice and other applicable agencies or entities, if any, regarding alleged violations of the Clean Air Act related to the Company’s ownership and operation of the Refinery) and interest expense of the Company for the succeeding twelve months and the Company’s payment obligations, and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time or would result therefrom. At least 5 Business Days, but no more than 15 Business Days preceding that date of any Restricted Payment under this Section 5(b)(iii)(A), the chief executive officer, president, chief financial officer, or vice president-finance of the Company shall deliver a certificate to Aron notifying Aron of such Restricted Payment, providing a summary in reasonable detail of the calculation of the amount thereof, and certifying that at the time Restricted Payment is made the Company shall be in compliance with this Section 5(b)(iii)(A); and

(B) in the amounts necessary to enable (I) any holder of the Equity Interests of the Company (a “Member”) to pay its federal and state income tax obligations; and (II) Par Petroleum to pay its Federal and state income taxes, in each case (without duplication) attributable to allocations of income and gains, offset by losses and deductions, allocable by the

Company to such Member and by such Member to Par Petroleum; provided that the amount of Restricted Payments paid pursuant to this Section 5(b)(iii)(B) to enable such Member and Par Petroleum to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by such Member and Par Petroleum at such time for the respective period attributable and after giving effect to such allocations of income, gains, losses and deductions. The Company shall notify Aron promptly upon making any such Restricted Payment under this Section 5(b)(iii)(B).

(iv) Permitted Hedging.

(A) The Company shall not create, incur, assume or permit to exist any obligation under any Swap Contract relating to Crude Oil and Product, other feedstocks, other refined petroleum products or other hydrocarbons other than Specified Hedging Agreements that (I) reference Crude Oil or Products (each as defined in the S&O Agreement), (II) are executed at market prices and are settled based on one or more indices that are highly correlated to the purchase prices and sales prices of the referenced Crude Oil or Products and (III) have a term not exceeding 18 months; provided that, notwithstanding the foregoing, the Company and its Subsidiaries shall not be in breach of this Section 5(b)(iv)(A) by entering into the S&O Agreement and entering into any transactions thereunder or contemplated thereby.

(B) The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any obligation under any Crack Spread Hedges that would result in the aggregate number of Product barrels (based on the notional volumes of such transactions) scheduled to settle thereunder in any single monthly period, as of any date, exceeding the applicable Maximum Hedged Capacity. As used herein, “Maximum Hedged Capacity” means, as of any day, on a product-by-product basis, (i) for each of the next 6 calendar months (the “Initial Period”), the aggregate volume of Products not exceeding 75% of the Refinery’s average monthly projected production volume of Products in such Initial Period, (ii) each of the next 6 calendar months immediately following the Initial Period (the “Second Period”), the aggregate volume of Products not exceeding 50% of the Refinery’s average monthly projected production volume of Products in such Second Period and (iii) for each of the next 6 calendar months immediately following the Second Period (the “Third Period”), the aggregate volume of Products not exceeding 25% of the Refinery’s average monthly projected production volume of Products in such Third Period.

(v) Asset Dispositions. The Company shall not make any Disposition, except:

(A) Dispositions of obsolete or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(B) Dispositions of inventory in the ordinary course of business;

(C) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(D) the Company may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business so long as any such lease or license does not create a capital lease obligation or Synthetic Lease Obligation except to the extent permitted by Section 5(b)(ii)(E);

(E) the Company may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Company, in each case so long as no such grant otherwise affects Aron’s security interest in the asset or property subject thereto;

(F) the Company may liquidate or otherwise dispose of cash equivalents in the ordinary course of business, in each case for cash at fair market value;

(G) the Company may dispose of property and assets to the extent such property and assets were the subject of a casualty or of condemnation proceedings upon the occurrence of an event that gives rise to the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or (ii) under any policy of insurance maintained by any of them;

(H) Dispositions of the Company’s vehicles in the ordinary course of business; and

(I) Dispositions of property or assets in transactions not otherwise permitted by this Section 5(v) provided the net sale proceeds received from all assets or property sold pursuant to this clause (H) shall not exceed $5,000,000 in any fiscal year of the Company.

(vi) Transactions with Affiliates. Except as otherwise permitted under this Agreement or the S&O Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) create any Subsidiaries;

(B) other than intercompany transactions between the Company and Par Petroleum in the ordinary course of business related to tax sharing, shared corporate offices space, payroll and other administrative matters (collectively, “Corporate Overhead Expenses”), enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Related Party of the Company, or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment, consulting, management or similar contract with any Related Party of the Company, except in the ordinary course of the Company’s or such Subsidiary’s business and upon fair and reasonable terms not less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not a Related Party;

(C) allocate (or have allocated to it by Par Petroleum) Corporate Overhead Expenses other than in a fair, equitable, proportionate and consistent manner;

(D) make or become obligated to make payment of management or similar fees to Par Petroleum; or

(E) purchase or otherwise acquire the Equity Interests, assets (constituting a business unit), obligations or other securities of or any interest in any Affiliate of the Company, or otherwise extend any credit to, guarantee the obligations of or make any additional investments in any Affiliate of the Company.

SECTION 6	Rights to Payment and Pledged Collateral.

(a) Collection of Rights to Payment. Until Aron exercises its rights hereunder to collect Rights to Payment, the Company shall endeavor in the first instance diligently and in the ordinary course of its business to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of Aron, upon the occurrence and during the continuance of any Event of Default, all remittances received by the Company shall be held in trust for Aron and, in accordance with Aron’s instructions, remitted to Aron or deposited to an account with Aron in the form received (with any necessary endorsements or instruments of assignment or transfer).

(b) Pledged Collateral. Unless and until an Event of Default shall have occurred, the Company shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution or payment, if any, in respect of the Pledged Collateral; provided, however, that, the Company shall not be entitled to receive (i) cash paid, payable or otherwise distributed in redemption of, or in exchange for or in substitution of, any Pledged Collateral held by the Company, or (ii) dividends and other distributions paid or payable in cash in respect of any such Pledged Collateral in connection with a partial or total liquidation or dissolution of any Person whose ownership interests constitute Pledged Collateral or in connection with a reduction of capital, capital surplus or paid-in-surplus or any other type of recapitalization involving any such Person. At the request of Aron, upon the occurrence and during the continuance of any Event of Default, Aron shall be entitled to receive all distributions and payments of any nature with respect to any Pledged Collateral, and all such distributions or payments held by the Company shall be held in trust for Aron and, in accordance with Aron’s instructions, remitted to Aron or deposited to an account with Aron in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of an Event of Default, any such distributions and payments with respect to any Pledged Collateral held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, Aron shall have the right, upon the occurrence and during the continuance of an Event of Default, following prior written notice to the Company, to exercise voting rights and to exercise rights to give consents, ratifications and waivers with respect to any Pledged Collateral, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if Aron were the absolute owner thereof; provided that Aron shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to the Company or any other Person for any failure to do so or delay in doing so.

(c) Voting Prior to an Event of Default. Unless and until an Event of Default shall have occurred and be continuing, the Company shall have the right to vote the Pledged Collateral held by the Company and to give consents, ratifications and waivers in respect thereof, and shall retain the power to control the direction, management and policies of any Person comprising the Pledged Collateral to the same extent as the Company would if such Pledged Collateral were not pledged to Aron pursuant to this Agreement; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would have the effect of materially impairing the position or interest of Aron in respect of such Pledged Collateral or which would alter the voting rights with respect to the stock or other ownership interest in or of any such Person or be inconsistent with or violate any provision of this Agreement, the S&O Agreement, or any other Transaction Documents. If applicable, the Company shall be deemed the beneficial owner of all such Pledged Collateral for purposes of Sections 13 and 16 of the Exchange Act and agrees to file all reports required to be filed by beneficial owners of securities thereunder. Aron shall execute and deliver (or cause to be executed and delivered) to the Company all such proxies and other instruments as the Company may reasonably request for the purpose of enabling the Company to exercise the voting and other rights which it is entitled to exercise pursuant to this subsection (c) and to receive the distributions which it is authorized to receive and retain pursuant to this subsection (c).

(d) Certain Other Administrative Matters. Upon the occurrence and during the continuance of any Event of Default, Aron may cause any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees (subject to the rights of the Company specified in this Section 6). If available and if otherwise required by this Agreement, Aron shall have the right to exchange uncertificated Pledged Collateral for certificated Pledged Collateral, and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement.

SECTION 7 Authorization; Aron Appointed Attorney-in-Fact. Aron shall have the right to, in the name of the Company, or in the name of Aron or otherwise, without notice to or assent by the Company, and the Company hereby constitutes and appoints Aron (and any of Aron’s officers, employees or agents designated by Aron) as the Company’s true and lawful attorney-in-fact, with full power and authority to:

(a) file any of the financing statements which must be filed to perfect or continue perfected, maintain the priority of or provide notice of Aron’s security interest in the Collateral;

(b) take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

(c) sign and endorse any invoice or bill of lading relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

(d) notify the U.S. Postal Service or other postal authorities to change the address for delivery of mail addressed to the Company to such address as Aron may designate and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

(e) receive, open and dispose of all mail addressed to the Company;

(f) send requests for verification of Rights to Payment to the customers or other obligors of the Company;

(g) contact, or direct the Company to contact, all account debtors and other obligors on the Rights to Payment and instruct such account debtors and other obligors to make all payments directly to Aron;

(h) assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(i) exercise dominion and control over, and refuse to permit further withdrawals from, Deposit Accounts maintained with Aron or any other bank, financial institution or other Person;

(j) notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to Aron;

(k) ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as Aron may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of Aron with respect to the Collateral;

(l) execute any and all applications, documents, papers and instruments necessary for Aron to use the Intellectual Property Collateral and grant or issue any exclusive or non-exclusive license or sublicense with respect to any Intellectual Property Collateral;

(m) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral;

(n) execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which Aron may deem necessary or advisable to maintain, protect, realize upon and preserve the Deposit Accounts and Investment Property and Aron’s security interest therein; and

(o) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of the Company, which Aron may deem necessary or advisable to maintain, protect, realize upon and preserve the Collateral and Aron’s security interest therein and to accomplish the purposes of this Agreement.

Aron agrees that, except upon the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to Aron, pursuant to clauses (b) through (n). The foregoing power of attorney is coupled with an interest and irrevocable so long as the Secured Obligations have not been paid and performed in full. The Company hereby ratifies, to the extent permitted by law, all that Aron shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 7.

SECTION 8 Aron Performance of Company Obligations. Aron may perform or pay any obligation which the Company has agreed to perform or pay under or in connection with this Agreement, and the Company shall reimburse Aron on demand for any amounts paid by Aron pursuant to this Section 8.

SECTION 9 Aron’s Duties. Notwithstanding any provision contained in this Agreement, Aron shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to the Company or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in Aron’s possession and the accounting for moneys actually received by Aron hereunder, Aron shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 10 Remedies.

Remedies. Upon the occurrence and during the continuance of any Event of Default, Aron shall have, in addition to all other rights and remedies granted to it in this Agreement, the S&O Agreement, the Master Agreement or any other Transaction Document, all rights and remedies of a secured party under the UCC and other Applicable Law. Without limiting the generality of the foregoing, the Company agrees that:

(i) Aron may peaceably and without notice enter any premises of the Company, take possession of any Collateral, remove or dispose of all or part of the Collateral on any premises of the Company or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as Aron may determine.

(ii) Aron may require the Company to assemble all or any part of the Collateral and make it available to Aron at any place and time designated by Aron.

(iii) Aron may use or transfer any of the Company’s rights and interests in any Intellectual Property Collateral, by license, by sublicense (to the extent permitted by an applicable license) or otherwise, on such conditions and in such manner as Aron may determine.

(iv) Aron may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by Applicable Law).

(v) Aron may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or securities accounts.

(vi) Aron may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of the Company’s assets, without charge or liability to Aron therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as Aron deems advisable; provided, however, that the Company shall be credited with the net proceeds of sale only when such proceeds are finally collected by Aron. Aron shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption the Company hereby releases, to the extent permitted by law. Aron shall give the Company such notice of any public or private sale as may be required by the UCC or other Applicable Law. The Company recognizes that Aron may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.

(vii) Aron shall not have any obligation to clean-up or otherwise prepare the Collateral for sale. Aron has no obligation to attempt to satisfy the Secured Obligations by collecting them from any other Person liable for them and Aron may release, modify or waive any Collateral provided by any other Person to secure any of the Secured Obligations, all without affecting Aron’s rights against the Company. The Company waives any right it may have to require Aron to pursue any third Person for any of the Secured Obligations. Aron may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Aron may sell the Collateral without giving any warranties as to the Collateral. Aron may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Aron sells any of the Collateral upon credit, the Company will be credited only with payments actually made by the purchaser, received by Aron and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Aron may resell the Collateral and the Company shall be credited with the proceeds of the sale.

(b) License. For the purpose of enabling Aron to exercise its rights and remedies under this Section 10 or otherwise in connection with this Agreement, to the extent it may do so under applicable agreements, the Company hereby grants to Aron an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to the Company) to use, license or sublicense any Intellectual Property Collateral.

(c) Proceeds Account. To the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated at such time as there may exist an Event of Default, Aron may, at its election, (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by Aron for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as Aron may elect to apply such proceeds to the Secured Obligations, and the Company agrees that such retention of such proceeds by Aron shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by Aron, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of the Collateral against such amount;

or (iii) otherwise proceed in any manner permitted by Applicable Law. The Company agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, the Company shall not have any right of withdrawal with respect to such funds. Accordingly, the Company irrevocably waives until the termination of this Agreement in accordance with Section 23 the right to make any withdrawal from the Proceeds Account and the right to instruct Aron to honor drafts against the Proceeds Account.

(d) Application of Proceeds. The cash proceeds actually received from the sale or other disposition or collection of the Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied as provided in Article 19 of the S&O Agreement and Section 6 of the Master Agreement. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Company or otherwise disposed of in accordance with the UCC or other Applicable Law. The Company shall remain liable to Aron for any deficiency which exists after any sale or other disposition or collection of Collateral.

SECTION 11 Certain Waivers. The Company waives, to the fullest extent permitted by law, (a) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (b) any right to require Aron (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in Aron’s power, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (c) all claims, damages, and demands against Aron arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral, unless such damages, and claims and demands in respect thereof, are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from Aron’s gross negligence or willful misconduct.

SECTION 12 Notices. All notices or other communications hereunder shall be given in the manner and to the addresses specified in the S&O Agreement, subject to the terms set forth in Article 24 of the S&O Agreement. Each of the Company and Aron may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties.

SECTION 13 No Waiver; Cumulative Remedies. No failure on the part of Aron to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Aron.

SECTION 14 Costs and Expenses; Indemnification; Other Charges.

(a) Costs and Expenses. The Company agrees to pay:

(i) all reasonable out-of-pocket expenses incurred by Aron and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Aron), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of Aron, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with the preservation or custody of any Collateral;

(ii) all reasonable out-of-pocket expenses incurred by Aron (including the reasonable fees, charges and disbursements of any counsel for Aron), and shall pay all reasonable fees and time charges for attorneys who may be employees of Aron, in connection with the enforcement or protection of its rights (A) in connection with this Agreement, including its rights under this Section, (B) in connection with the Secured Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations, and including in or in connection with any Insolvency Proceeding, and (C) in connection with the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral; and

(iii) all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, environmental inspection, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by Aron or any of its Affiliates in connection with this Agreement or the Collateral.

(b) Indemnification. The Company hereby agrees to indemnify Aron, any Affiliate thereof (and any agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Secured Obligations or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Payment. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(d) Interest. Any amounts payable to Aron under this Section 14 or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at the rate of interest set forth in Section 10.6 of the S&O Agreement.

(e) Survival. The agreements in this Section 14 shall survive the termination of the Agreement and the repayment of all Secured Obligations.

SECTION 15 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company, Aron, each indemnified Person referred to in Section 14, and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement.

SECTION 16 Governing Law. THIS AGREEMENT SHALL BE GOVERENED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

SECTION 17 Submission to Jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 27 OF THE S&O AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

SECTION 18 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

SECTION 19 Entire Agreement; Amendment. THE TERMS OF THIS AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS SET FORTH IN THIS AGREEMENT, AND NO REPRESENTATIONS OR WARRANTIES SHALL BE IMPLIED OR PROVISIONS ADDED IN THE ABSENCE OF A WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE PARTIES. THIS AGREEMENT SHALL NOT BE AMENDED EXCEPT BY THE WRITTEN AGREEMENT OF THE PARTIES HERETO.

SECTION 20 Severability. If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

SECTION 21 Counterparts. This Agreement may be executed by the parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

SECTION 22 No Inconsistent Requirements. The Company acknowledges that this Agreement and the other Transaction Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

SECTION 23 Termination. Upon termination of the S&O Agreement, the Master Agreement and the other Transaction Documents and the performance of the obligations thereunder, the security interests created by this Agreement shall terminate and Aron shall promptly execute and deliver to the Company such documents and instruments reasonably requested by the Company as shall be necessary to evidence the termination of all security interests given by the Company to Aron hereunder.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

HAWAII INDEPENDENT ENERGY, LLC

By:	/s/ William Monteleone

Name:	William Monteleone

Title:	Executive Vice President

[Signature Page to Pledge and Security Agreement]

ARON:

J. ARON & COMPANY

By:	/s/ Simon Collier

Name:	Simon Collier

Title:	Attorney-in-Fact

[Signature Page to Pledge and Security Agreement]